Exhibit 99.1

FOR IMMEDIATE RELEASE

DRAVCO MINING INC. ANNOUNCES ENTERING INTO OF LETTER OF INTENT WITH PYRO PHARMACEUTICALS, INC.

VANCOUVER, B.C. December 19, 2006, Dravco Mining Inc. (the "Company" or "Dravco") (OTCBB: DVCO) enters into Letter of Intent with Pyro Pharmaceuticals, Inc. ("Pyro").

On December 14, 2006, we entered into a Letter of Intent with Pyro Pharmaceuticals, Inc. whereby we agreed to complete an Agreement and Plan of Merger and Reorganization (the "Definite Agreement") to acquire 100% of the outstanding equity securities of Pyro Pharmaceuticals, Inc. subject to us:

        1.     Issuing 10,000,000 restricted shares of common stock to the shareholders of Pyro Pharmaceuticals on a pro-rata basis of the shares held in the Pyro Pharmaceuticals.

        2.     Canceling the 10,000,000 restricted shares of common stock currently held by Rodney Lozinski, our current President and director.

        3.     Completing a private placement of not less than $3,000,000 at a price of not less than $0.75 per share.

        4.     Replacing our board of directors with individuals designated by Pyro Pharmaceuticals, Inc.

The Definitive Agreement is subject to Pyro Pharmaceuticals, Inc. ("Pyro") providing us with the following:

        1.     Confirmation of 100% of the shareholders of Pyro approving and participating in the transaction.

        2.     Financial statements as required by Item 310 of Regulation SB of the United States Securities and Exchange Commission ("SEC") in order to permit us to make the SEC filings required in respect of the purchase and sale of the shares.

The parties' objective is to sign and close the Definitive Agreement on or about January 31, 2007, unless mutually agreed to in writing by all parties.

About Pyro Pharmaceuticals Inc.

Pyro Pharmaceuticals, Inc. was founded by BSKB Medical Ventures, LLC in June, 2001 to initially exploit the research of Professor Christopher R. Meyer, Ph.D., of the California State University, Fullerton ("CSUF"). In September, 2001, PPI entered into an exclusive, world-wide license agreement with CSUF for the right to certain aspects of Professor Meyer's research. This invention was awarded United States patent number 6,852,485. In addition to the target identified from the research of Professor Meyer, the Company has discovered (7) unique targets within other different essential metabolic pathways and has filed for the intellectual property protection. In this series of inventions, the Company was awarded its second patent, United States patent number 6,955,890. Seven other continuation patents were also filed and an additional seven applications are waiting to be filed.

Pyro Pharmaceuticals develops therapeutics against multi-drug resistant infectious microorganisms. Pyro's focus is on diseases caused by bacteria, yeast, fungi, and amitochondrial protists in which antibiotic resistance has become a significant factor in the treatment of the disease, and where alternative therapies are needed due to the inadequacies of current treatments, some of which are due to pharmacogenomic issues.

The foundation of the Company is based on the central dogma that (1) the inhibition of a unique target with in an essential metabolic pathway renders pathogenic microorganisms, to include but not limited to bacteria, yeast, fungi, and protists, non viable and/or non infective (pathogenic) and (2) these target and/or are found only in pathogenic microorganisms and not in mammals. Thus, inhibitors of the pathway that act on a specific gene or enzyme (the unique target), become a selective therapeutic agent against these pathogenic microorganisms. The identification of these metabolic pathways, the specific target in the pathway, and the development of putative pathway inhibitors (antibiotics) against these targets is the business proposition of the Company.

These putative inhibitors represent a new and novel class of antibiotics that can kill certain pathogenic microorganisms, especially those resistant to current antibiotics. This novel class of antibiotics is not based on the inhibitions of DNA, RNA, protein, or cell wall synthesis. This novel class is based on the disruption of a metabolic step that is required for the viability and/or infectivity of the pathogenic organism. These new antibiotics will improve the morality and morbidity caused by a wide variety of pathogenic microorganisms, especially those that have exhibited multiple drug resistance.

The antibiotics market is facing significant challenges as pathogenic bacteria and fungi increasingly evolve resistance to the existing classes of antibiotics, such as penicillin, vancomycin, and erythromycin. According to Frost & Sullivan, the U.S. antibiotics market is currently at $27.54 billion, with a compound annual growth rate of 2 percent for the period 2000 through 2006.

On behalf of the Board of Directors,

Dravco Mining Inc.
Rodney Lozinski, President
Dravcomining@telus.net

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Dravco Mining's expectations, and Dravco Mining expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further exploit its intellectual properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.